UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2015

OLD DOMINION FREIGHT LINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-19582	56-0751714
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Old Dominion Way

Thomasville, North Carolina 27360

(Address of principal executive offices)

(Zip Code)

(336) 889-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 15, 2015, Old Dominion Freight Line, Inc. (the “Company”) entered into a five-year, $250.0 million senior unsecured revolving credit facility pursuant to the terms of an amended and restated credit agreement (the “Credit Agreement”), dated December 15, 2015, with Wells Fargo Bank, National Association (“Wells Fargo”) as administrative agent, and the Lenders named therein (collectively, the “Lenders”). The Credit Agreement amends and restates the terms of the Company’s existing five-year, $200.0 million senior unsecured revolving credit facility dated August 10, 2011. The following description is a summary of the material terms and conditions of the Credit Agreement. This summary is qualified in its entirety by reference to the Credit Agreement included as Exhibit 4.13 to this Current Report on Form 8-K and incorporated herein by reference. The definitions of capitalized terms, if not so defined herein, may be found in the Credit Agreement.

Of the $250.0 million in line of credit commitments provided by the Lenders, $100.0 million may be used for letters of credit and $30.0 million may be used for Swingline Loans. In addition, the Company shall have the right to request an increase in the aggregate Commitments up to $350.0 million, which may include one or more Term Loan Commitments. At the Company’s option, borrowings under the Credit Agreement shall generally bear interest at a rate based on either (i) LIBOR plus an applicable margin that shall range from 1.0% to 1.50%; or (ii) a Base Rate plus an applicable margin that shall range from 0.0% to 0.5%. The applicable margin for each of the above options is dependent upon the Company’s Consolidated Debt to Consolidated Total Capitalization ratio.

The Credit Agreement contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. Financial covenants include a maximum Consolidated Debt to Consolidated Total Capitalization ratio (not to be more than 0.60 to 1.00) and a minimum Fixed Charge Coverage Ratio (not to be less than 2.00 to 1.00). Other covenants include, but are not limited to, mergers and consolidations, additional indebtedness, limitations on liens, disposition of assets, investments, restricted payments and transactions with affiliates. The Credit Agreement also contains customary events of default.

The Company intends to use the Credit Agreement for working capital, the issuance of Letters of Credit, and general corporate purposes in accordance with the terms and provisions of the Credit Agreement. The Company has normal banking relationships with the Lenders.

The representations and warranties contained in the Credit Agreement were made only for the purposes of the Credit Agreement as of specific dates, are solely for the benefit of the parties thereto, and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to investors or shareholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Credit Agreement and should not be relied upon as a disclosure of factual information relating to the Company. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.13	Amended and Restated Credit Agreement among Wells Fargo Bank, National Association, as Administrative Agent; the Lenders named therein; and Old Dominion Freight Line, Inc., dated December 15, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ John P. Booker, III
John P. Booker, III Vice President - Controller (Principal Accounting Officer)

Date: December 21, 2015

EXHIBIT INDEX

TO CURRENT REPORT ON FORM 8-K

Exhibit No.	Description

4.13	Amended and Restated Credit Agreement among Wells Fargo Bank, National Association, as Administrative Agent; the Lenders named therein; and Old Dominion Freight Line, Inc., dated December 15, 2015